Exhibit (c)(7)

Fairness Opinion Materials Prepared for the Special Committee of the Board of Directors Regarding: PROJECT ECHO Strictly Private & Confidential May 8, 2019

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Table of Contents I. Transaction Overview II. Overview of Target (ECHO) III. Overview of Acquirer (SIGNAL)

I. Transaction Overview

Transaction Overview • No termination fee (1) As calculated on page 5. Source: Draft Agreement and Plan of Merger dated May 7, 2019. 4 Transaction Structure: •Subsidiary of SIGNAL to merge with and into ECHO •ECHO shall be the surviving corporation in the merger and shall continue to operate as a wholly-owned subsidiary of SIGNAL Form of Consideration: •100% cash Transaction Value: •$36.00 per share of ECHO common stock •Approximately $371.2 million in aggregate transaction value(1) Treatment of Options and Other Dilutive Securities: •Outstanding and vested stock options and restricted stock awards to be cashed out: –Stock Options: 247,983 stock options exercisable at weighted average price of $14.79 •Unvested restricted stock awards and outstanding restricted stock units to be converted into a right to receive merger consideration subject to the existing vesting conditions –RSUs: 266,883 unvested restricted stock units –Restricted Stock Awards: 23,687 unvested restricted stock awards Conditions to Closing: •Approval of a majority of the minority of ECHO stockholders •Receipt of all required governmental and regulatory approvals •Other customary closing conditions Expected Closing: •Q3, 2019 Termination Provisions: •By either party if the Effective Time does not occur on or before Dec. 31, 2019

Implied Transaction ($ in millions, except per share data) Multiples (1) (2) (3) (4) (5) (6) (7) (8) Represents aggregate consideration for the 9.897 MM publicly-owned shares, less 0.021 MM shares issued and outstanding that are in an “unvested restricted stock account” owned by SIGNAL. 247,983 stock options exercisable at weighted average price of $14.79. 266,883 unvested restricted stock units. 23,687 unvested restricted stock awards. Calculation of implied multiples are based on deal price per share of $36.00. Preliminary 3/31/19 GAAP Shareholders Equity and Book Value Per Share (reported and excluding AOCI) provided by ECHO management. LTM EPS and LTM Operating EPS reflects sum of EPS figures for the previous four quarters as reported by ECHO. Projected Net Income and EPS estimates as provided by ECHO management. Excludes $4.6 MM of pre-tax transaction expenses in 2019P related to the proposed transaction as estimated by ECHO management and included in projections. Management projections also exclude pre-tax net realized investment gains/(losses) and change in unrealized gains/(losses) on equity investments aggregating $22.6 MM in Q1, 2019. (9) Represents closing prices immediately prior to receipt of minority buy-out proposal from SIGNAL. 5 Price Per Share: $36.00 Tra ns a cti on Va l ue by Securi ty Type: Common Sha res (1) Stock Opti ons (2) RSUs (3) Res tri cted Stock Awa rds (4) Aggrega te Tra ns a cti on Va l ue: $355.5 5.3 9.6 0.9 $371.2 ECHO Metric Implied Aggregate Per Share Multiples(5) 3/31/19 Prel i mi na ry Es ti ma ted GAAP Book Va l ue As Reported: $616.3 $28.44 (6) Excl udi ng AOCI: 594.2 27.42 (6) LTM 3/31/19 GAAP Es t. Net Income: $26.1 $1.21 (7) LTM 3/31/19 GAAP Es t. Net Opera ti ng Income: 34.9 1.61 (7) 2019P GAAP Net Opera ti ng Income (8): 34.7 1.60 2020P GAAP Net Opera ti ng Income (8): 31.7 1.45 1.27x 1.31 29.8x 22.3x 22.5x 24.9x ValueImplied Premium Pre-Propos a l La s t Cl os i ng Stock Pri ce (11/15/18) (9): $23.99 Pre-Propos a l 52-Week Hi gh Cl os i ng Pri ce (11/29/17) (9): 31.06 Pre-Propos a l 52-Week Low Cl os i ng Pri ce (10/23/18) (9): 23.26 Current Stock Pri ce (5/06/19): 32.93 50.1% 15.9% 54.8% 9.3%

II. Overview of Target (ECHO)

Summary Historical GAAP Financial Data

($ in thousands, except per share data)

	Year Ended December 31,				Quarter Ended March 31,	
	2015A	2016A	2017A	2018A	2018A	2019 (1)
Revenues						
Net Premiums Earned	$ 570,266	$ 592,408	$ 607,158	$ 645,183	$ 155,786	$ 167,302
Net Investment Income	45,582	47,490	45,479	47,637	11,371	12,763
Net Realized Investment Gains [2]	6,153	4,074	6,556	(41,252)	(5,393)	22,643
Other Income (Loss)	1,725	1,011	(348)	9,159	1,615	1,535
Total Revenues	**$ 623,726**	**$ 644,983**	**$ 658,845**	**$ 660,727**	**$ 163,379**	**$ 204,243**
Losses and Expenses						
Losses and Settlement Expenses	370,736	386,897	421,969	457,159	110,628	104,969
Dividends to Policyholders	7,705	13,800	7,610	9,209	2,120	2,771
Other Underwriting Expenses	170,602	178,015	185,716	204,627	50,147	52,562
Interest Expense	337	337	337	654	142	171
Other Expenses	2,690	2,727	3,397	3,754	870	1,485
Total Losses and Expenses	**$ 552,070**	**$ 581,776**	**$ 619,029**	**$ 675,403**	**$ 163,907**	**$ 161,958**
Income before Income Tax Expense	**$ 71,656**	**$ 63,207**	**$ 39,816**	**$ (14,676)**	**$ (528)**	**$ 42,285**
Income Tax Expense / (Benefit)	21,494	17,004	578	(7,208)	(452)	8,754
Net Income	**$ 50,162**	**$ 46,203**	**$ 39,238**	**$ (7,468)**	**$ (76)**	**$ 33,531**
Operating Income [3]	**$ 46,163**	**$ 43,555**	**$ 25,920**	**$ 23,431**	**$ 4,184**	**$ 15,643**
Earnings per Share	$ 2.43	$ 2.20	$ 1.84	$ (0.35)	$ (0.00)	$ 1.55
Op. Earnings per Share	$ 2.24	$ 2.07	$ 1.22	$ 1.09	$ 0.19	$ 0.72
Weighted Average Shares Outstanding	20,622	21,006	21,326	21,549	21,502	21,639
Selected Financial Metrics						
Net Premiums Earned Growth	5.5%	3.9%	2.5%	6.3%	7.8%	7.4%
Loss & LAE Ratio	65.0%	65.3%	69.5%	70.9%	71.0%	62.7%
Expense Ratio	29.9%	30.0%	30.6%	31.7%	32.2%	31.4%
Dividend Ratio	1.4%	2.3%	1.3%	1.4%	1.4%	1.7%
Combined Ratio	**96.3%**	**97.7%**	**101.3%**	**104.0%**	**104.6%**	**95.8%**
Effective Tax Rate (Benefit)	30.0%	26.9%	1.5%	NM	NM	20.7%
Operating Return on Average Equity [4]	**9.0%**	**8.1%**	**4.5%**	**4.0%**	**2.8%**	**10.6%**

(1) Preliminary financial results for the quarter ended 3/31/2019 provided by ECHO management.
(2) Beginning in January 1, 2018, ECHO began recognizing net unrealized gains/losses on common equity investments as revenue rather than other comprehensive income.
(3) Operating income defined as net income excluding the after-tax impact of net realized investment gains/(losses) (and unrealized gains/(losses) on equity investments beginning in 2018). 2017 operating income also excludes the impact of a one-time $9.1 MM deferred income tax benefit resulting from the enactment of Tax Cuts and Jobs Act.
(4) Reflects annualized operating return on average equity figures for quarters ended March 31, 2018 and 2019.
Source: ECHO filings

SANDLER O'NEILL + PARTNERS 7

Summary Historical GAAP ($ in thousands, except per share data) Financial Data (Cont’d) Stockholder's Equity Rollforward Beginning Stockholders' Equity Plus: Net Income Less: Dividends Paid to Stockholders Change in Other Comprehensive Income Other Ending Stockholders' Equity $ 502,886 50,162 (14,174) (23,229) $ 524,938 46,203 (16,196) (12,352) $ 553,342 39,238 (17,998) 25,530 $ 603,846 (7,468) (19,121) (15,530) 565,782 33,531 (4,979) 20,470 1,530 9,293 10,749 3,734 4,055 $ 524,938 $ 553,342 $ 603,846 $ 565,782 $ 616,334 Dividends per Share Dividend Payout Ratio Book Value per Share ($) Book Value per Share excl. AOCI ($) $ 0.69 28.3% $ 25.26 $ 22.45 $ 0.77 35.1% $ 26.07 $ 23.90 $ 0.84 45.9% $ 28.14 $ 24.26 $ 0.89 NM $ 26.18 $ 26.10 $ 0.23 14.8% $ 28.44 $ 27.42 (1) Preliminary financial results for the quarter ended 3/31/2019 provided by ECHO management. Source: ECHO filings 8 For the Year Ended December 31, YTD 2015A 2016A 2017A 2018A Mar-19 (1)

ECHO’s Five-Year Stock Price and Price/Book Value Comparisons 5-Year Relative Stock Performance 5-Year Price/Book Multiples 2 .00x 1 00.0% 89.6% 1 .80x 1.61x 1.59x 8 0.0% 1 .60x 1 .40x 6 0.0% 56.5% 49.6% 1.26x 1 .20x 1 .00x 4 0.0% 0 .80x 2 0.0% 0 .60x 0 .40x 0 .0% ECHO: 0.90x 0 .20x SNL P&C: 1.49x 0 .00x -20.0% Peers(1) Peers(1) ECHO SNL P&C ECHO SNL P&C (1) See peer group list on page 11. Note: Five-year period ended 5/6/2019. Peer Group stock performance and P/B multiples are average for the group listed on page 11; SNL P&C multiples are market capitalization weighted. Source: S&P Global Market Intelligence. 9 5-Year Average: ECHO:1.00x Peers:1.35x SNL P&C: 1.38x As of 11/15/2018: Peers:1.58x As of 11/15/2018: ECHO:9.0% Peers:78.0% SNL P&C:51.3%

ECHO Stock Price Performance Since Proposal Stock Market Performance 50.0% 40.0% 30.0% 20.0% 10.0% 0.0% (10.0%) (20.0%) 11/15/2018 12/19/2018 1/22/2019 2/26/2019 4/1/2019 ECHO Peers (1) 5/6/2019 ECHO SNL U.S. Insurance P&C S&P 500 Note: Stock performance since pre-proposal closing date of 11/15/2018 and 5/6/2019. (1) See peer group list on page 11. Source: S&P Global Market Intelligence. 10 11/15/2018: ECHO received non-binding proposal Public Market Statistics ECHO: 37.3 % S&P 500: 7.4% ECHO Peers: 7.3% SNL U.S. Insurance P&C: 3.4% 5/6/19 Closing Price:$32.93 High/Low Closing Price since 11/15/2018:$33.00/$31.25 # of Shares Traded:3,600,484 % of Float Traded:44.8% ADTV:31,039 VWAP:$31.75

Market Statistics for Publicly-Traded Peer Group [1]

(Financial data as of 3/31/2019 unless otherwise noted, market data as of 5/06/2019)

		Trading Metrics							
		Closing Stock	Market Cap.	Stock Price as a Multiple of			Implied ROAE [2]		Current Dividend
Company	Ticker	Price	($M)	BVPS	Tangible BVPS	2019E EPS [2]	2019E	2020E	Yield
Travelers Companies, Inc.	TRV	$ 143.43	$ 37,545	1.54x	1.87x	12.9x	12.0%	12.2%	2.29%
Cincinnati Financial Corporation	CINF	96.15	15,681	1.82x	1.82x	26.4x	7.3%	6.9%	2.33%
W. R. Berkley Corporation	WRB	61.52	11,710	1.95x	2.18x	23.2x	8.9%	8.7%	0.65%
American Financial Group, Inc.	AFG	104.22	9,284	1.64x	1.72x	12.0x	13.8%	13.3%	1.55%
Hanover Insurance Group, Inc.	THG	122.14	4,929	1.68x	1.79x	15.1x	11.4%	12.3%	1.98%
Selective Insurance Group, Inc.	SIGI	71.87	4,199	2.18x	2.19x	18.0x	12.4%	11.8%	1.13%
State Auto Financial Corporation	STFC	34.45	1,466	1.63x	1.76x	18.6x	8.6%	9.4%	1.18%
Employers Holdings, Inc.	EIG	42.92	1,369	1.29x	1.37x	14.8x	8.1%	6.9%	2.06%
United Fire Group, Inc. [3]	UFCS	44.22	1,099	1.23x	1.27x	44.2x	2.8%	3.6%	2.84%
Donegal Group Inc.	DGICA	14.21	387	1.00x	1.01x	16.2x	7.8%	6.9%	4.15%
High				**2.18x**	**2.19x**	**44.2x**	**13.8%**	**13.3%**	**4.15%**
Median				**1.64x**	**1.78x**	**17.1x**	**8.7%**	**9.0%**	**2.02%**
Mean				**1.60x**	**1.70x**	**20.2x**	**9.3%**	**9.2%**	**2.02%**
Low				**1.00x**	**1.01x**	**12.0x**	**2.8%**	**3.6%**	**0.65%**
ECHO [3]		**$ 32.93**	**$ 714**	**1.26x**	**1.26x**	**23.5x**	**5.6%**	**6.1%**	**2.79%**
ECHO (Pre-Proposal - 11/15/2018) [3]		**$ 23.99**	**$ 520**	**0.92x**	**0.92x**	**17.1x**			
ECHO (Deal Price) [3]		**$ 36.00**	**$ 781**	**1.38x**	**1.38x**	**25.7x**			
ECHO (Deal Price) - Based on 3/31/19 Financial Data [4]		**$ 36.00**	**$ 781**	**1.27x**	**1.27x**				

(1) Peer Group composed of publicly-traded U.S.-based P&C insurance companies primarily writing standard commercial lines products distributing through independent agency channel and publicly-traded downstream subsidiaries of mutual companies.
(2) 2019E and 2020E metrics are based on consensus analyst estimates.
(3) Based on reported financial data as of 12/31/2018.
(4) Preliminary ECHO 3/31/2019 GAAP Book Value Per Share (reported and excluding AOCI) provided by ECHO management.
Source: S&P Global Market Intelligence.

SANDLER O'NEILL + PARTNERS 11

Historical Operating Performance of Publicly-Traded Peer Group [1]

	Income Statement Metrics					Balance Sheet and Return Metrics			
	5-Year CAGR	5-Year Average				5-Year CAGR		5-Year Average	
Company	NPW Growth	Net Invest. Yield	Loss Ratio	Expense Ratio	Combined Ratio	BVPS	BVPS incl. Dividends	Op. ROAE	Dividend Payout Ratio
Travelers Companies, Inc.	4.0%	3.4%	61.7%	31.1%	92.8%	4.4%	7.3%	12.0%	27.7%
Cincinnati Financial Corporation	5.2%	3.9%	64.2%	30.9%	95.1%	5.3%	9.5%	7.3%	66.1%
W. R. Berkley Corporation	3.2%	4.5%	61.6%	33.1%	94.8%	6.3%	9.6%	9.0%	31.4%
American Financial Group, Inc.	8.5%	4.9%	63.6%	30.8%	94.4%	1.6%	6.7%	11.2%	57.2%
Hanover Insurance Group, Inc.	-0.7%	3.5%	63.3%	33.7%	96.9%	3.3%	7.2%	8.2%	44.6%
Selective Insurance Group, Inc.	6.8%	2.7%	59.6%	34.3%	93.9%	8.1%	10.2%	11.3%	22.4%
State Auto Financial Corporation	2.6%	3.2%	69.8%	34.5%	104.3%	-0.4%	1.6%	2.9%	66.5%
Employers Holdings, Inc.	1.8%	2.9%	59.6%	32.3%	91.9%	11.3%	12.9%	10.4%	13.1%
United Fire Group, Inc.	6.3%	2.7%	68.1%	31.5%	99.6%	2.8%	7.0%	5.7%	110.6%
Donegal Group Inc.	6.9%	2.6%	69.5%	32.9%	102.4%	-1.3%	2.3%	1.9%	110.2%
High	**8.5%**	**4.9%**	**69.8%**	**34.5%**	**104.3%**	**11.3%**	**12.9%**	**12.0%**	**110.6%**
Median	**4.6%**	**3.3%**	**63.4%**	**32.6%**	**94.9%**	**3.8%**	**7.2%**	**8.6%**	**50.9%**
Mean	**4.5%**	**3.4%**	**64.1%**	**32.5%**	**96.6%**	**4.1%**	**7.4%**	**8.0%**	**55.0%**
Low	**-0.7%**	**2.6%**	**59.6%**	**30.8%**	**91.9%**	**-1.3%**	**1.6%**	**1.9%**	**13.1%**
ECHO	**4.4%**	**3.0%**	**68.4%**	**32.2%**	**100.6%**	**2.8%**	**5.6%**	**6.2%**	**38.1%**

(1) Peer Group composed of publicly-traded P&C insurance companies primarily writing standard commercial lines products distributing through independent agency channel and publicly-traded downstream subsidiaries of mutual companies.

Note: CAGRs and averages are calculated based on reported financial metrics as of FY2018.

Source: S&P Global Market Intelligence.

SANDLER O'NEILL + PARTNERS 12

Summary Projected ($ in thousands, except per share data) GAAP Financial Data Net Premiums Earned Total Revenue $ 667,418 723,651 $ 668,379 728,453 $ 697,895 759,169 $ 729,301 791,575 $ 762,119 826,393 Opearting Income before Income Tax Expense Operating Income (After-tax) 41,724 34,726 37,977 31,678 44,251 36,575 49,355 39,893 53,618 43,288 Stockholders' Equity $ 580,563 $ 592,089 $ 608,412 $ 627,954 $ 650,791 Dividend Payout Ratio 57.4% 63.6% 55.4% 51.0% 47.2% Source: ECHO management projections. Note: Management projections do not include any net realized investment gains/(losses) and unrealized gains/(losses) on equity investments, including $22.6 MM in pre-tax net realized investment gains/(losses) and unrealized gains/(losses) on equity investments reported in Q1, 2019. (1) Excludes $4.6 MM of pre-tax transaction expenses in 2019P related to the proposed transaction as estimated by management and included in management’s projections. 13 Operating Return on Average Equity 5.9% 5.4% 6.1% 6.5% 6.8% Dividends per Share $ 0.92 $ 0.92 $ 0.92 $ 0.92 $ 0.92 Book Value per Share $ 26.70 $ 26.83 $ 27.71 $ 28.18 $ 29.35 Operating Earnings per Share $ 1.60 $ 1.45 $ 1.66 $ 1.80 $ 1.95 For the Year Ended December 31, 2019P (1) 2020P 2021P 2022P 2023P

Discounted Cash ($ in millions, except per share data) Flow Analysis Risk-Free Rate Equity Risk Premium Size Premium Industry Premium Cost of Equity 3.50% 5.50% 3.39% 0.27% Dividends per Share PV of Dividends (@ 12.66% Disc. Rate) $ 0.69 $ 0.92 $ 0.92 $ 0.92 $ 0.92 $ 0.63 $ 0.75 $ 0.66 $ 0.59 $ 0.52 For the Year Ended December 31, 2019P 2020P 2021P 2022P 2023P Ending Book Value per Share Operating Earnings per Share $ 26.70 $ 1.60 $ 26.83 $ 1.45 $ 27.71 $ 1.66 $ 28.18 $ 1.80 $ 29.35 $ 1.95 12.66% Net Present Value Calculation (as of March 31, 2019) and Sensitivity Analysis Discount Rate 2023P P/B Exit Multiple Discount Rate 2023P P/Op. EPS Exit Multiple Source: ECHO management projections. Note: Excludes $4.6 MM of pre-tax transaction expenses in 2019P related to the proposed transaction as estimated by ECHO management and included in management’s projections. 14 10.00%11.00%12.00%13.00%14.00% 15.0x 16.0x 17.0x 18.0x 19.0x 20.0x $ 21.93$ 21.07$ 20.25$ 19.47$ 18.73 $ 23.17$ 22.26$ 21.39$ 20.56$ 19.78 $ 24.41$ 23.44$ 22.53$ 21.65$ 20.82 $ 25.65$ 24.63$ 23.66$ 22.74$ 21.87 $ 26.89$ 25.82$ 24.80$ 23.83$ 22.91 $ 28.12$ 27.00$ 25.94$ 24.92$ 23.96 10.00%11.00%12.00%13.00%14.00% 1.00x 1.10x 1.20x 1.30x 1.40x 1.50x $ 22.02$ 21.16$ 20.33$ 19.55$ 18.81 $ 23.89$ 22.94$ 22.05$ 21.19$ 20.38 $ 25.75$ 24.73$ 23.76$ 22.84$ 21.96 $ 27.62$ 26.52$ 25.47$ 24.48$ 23.53 $ 29.49$ 28.31$ 27.19$ 26.12$ 25.11 $ 31.35$ 30.09$ 28.90$ 27.76$ 26.68 Cost of Equity Calculation Q2 to Q4 2019P For the Year Ended December 31, 2020P2021P2022P2023P

M&A Transactions Involving Publicly-Traded P&C Companies (1)

($ in millions, except per share data)

Announce Date	Acquirer	Target	Deal Value Per Share	Aggregate Equity Value	Mix of Cash/Stock	Deal Value per Share as a Multiple of (2) BVPS	TBVPS	LTM EPS	NTM EPS	Premium Paid (%) (3) 1-Day	30-Day	52-Wk. High
08/28/18	Apollo Global Management	Aspen Insurance Holdings	$ 42.75	$ 2,602.6	100% / 0%	1.11x	1.12x	NM	12.3x	17.1%	6.6%	-9.9%
08/22/18	Hartford Financial Services	Navigators Group	70.00	2,151.0	100% / 0%	1.69	1.73	34.5x	20.6	8.9%	18.8%	6.8%
03/19/18	Fidelity National Financial	Stewart Information Services	50.20	1,207.4	50% / 50%	1.77	2.76	24.4	13.5	31.6%	30.9%	5.2%
03/05/18	AXA	XL Group	57.60	15,388.0	100% / 0%	1.50	1.93	NM	14.4	33.0%	52.9%	23.4%
02/13/18	Kemper Corporation	Infinity Property and Casualty	121.01	1,324.1	43% / 57%	1.84	2.05	29.5	19.1	26.0%	15.2%	11.2%
01/22/18	AIG	Validus Holdings	68.00	5,536.1	100% / 0%	1.54	1.74	NM	15.3	45.5%	45.0%	15.9%
07/26/17	Markel Corporation	State National Companies	21.00	922.6	100% / 0%	2.76	2.89	16.4	14.5	36.5%	43.5%	30.6%
05/02/17	Intact Financial Corporation	OneBeacon Insurance Group	18.10	1,731.5	100% / 0%	1.66	1.65	18.3	25.5	13.9%	13.1%	8.0%
10/05/16	Sompo Holdings Inc.	Endurance Specialty Holdings Ltd.	93.00	6,303.8	100% / 0%	1.35	1.50	18.9	14.3	43.2%	40.2%	35.1%
07/25/16	American Financial Group, Inc.	National Interstate Corporation	32.50	314.7	100% / 0%	1.83	1.87	30.5	19.7	43.7%	39.5%	12.1%
08/03/15	Exor SpA	PartnerRe Ltd.	140.50	6,091.5	100% / 0%	1.06	1.17	7.4	15.0	17.9%	24.2%	15.8%
07/01/15	ACE Limited	Chubb Corporation	124.13	28,293.8	51% / 49%	1.77	1.82	14.5	16.1	30.5%	27.3%	18.2%
06/10/15	Tokio Marine Holdings, Inc.	HCC Insurance Holdings, Inc.	78.00	7,499.9	100% / 0%	1.90	2.55	16.6	18.7	37.6%	34.8%	33.7%
03/31/15	Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.	40.24	1,380.6	0% / 100%	1.20	1.20	8.1	14.2	19.4%	22.9%	15.5%
			High			**2.76x**	**2.89x**	**34.5x**	**25.5x**	**45.5%**	**52.9%**	**35.1%**
			Mean			**1.64**	**1.86**	**19.9**	**16.7**	**28.9%**	**29.7%**	**15.8%**
			Median			**1.67**	**1.78**	**18.3**	**15.2**	**31.0%**	**29.1%**	**15.6%**
			Low			**1.06**	**1.12**	**7.4**	**12.3**	**8.9%**	**6.6%**	**-9.9%**
	SIGNAL	**ECHO**	**$36.00**	**$371.2**	**100% / 0%**	**1.27x**	**1.27x**	**29.8x**	**25.7x**	**50.1%**	**51.2%**	**15.9%**

(1) Includes acquisitions of publicly-traded U.S. and Bermuda P&C insurance and reinsurance companies announced between 1/1/2015 and 5/6/2019.
(2) BVPS, TBVPS, and LTM EPS multiples are based on preliminary 3/31/19 GAAP financial results provided by ECHO management. NTM EPS multiple is based on consensus analyst estimates.
(3) Calculated based on unaffected closing stock price.
Note: Deal value multiples based on GAAP metrics.
Source: S&P Global Market Intelligence.

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Precedent Insurance Minority Buy-In Transactions

($ in millions, except per share data)

Annouce Date	Acquirer	Target	% Ownership Pre-Deal	% Ownership Post-Deal	Initial Price	Final Price	Deal Value	Total # of Proposals and Counters	Deal Value / Book Value	% Chg. From Initial Offer	% Premium to Stock Price (1) 1-Day	% Premium to Stock Price (1) 30-Day	% Premium to Stock Price (1) 52-Wk. High
08/31/16	Independence Holding Company	American Independence Corp.	91.4%	100.0%	$24.74	$24.74	$17.2	1	0.92x	0.0%	10.0%	11.8%	8.6%
07/25/16	American Financial Group	National Interstate	51.0%	100.0%	30.00	32.50	314.7	5	1.80	8.3%	43.7%	38.9%	12.1%
04/21/11	CNA Financial	CNA Surety	61.0%	100.0%	22.00	26.55	476.5	8	1.11	20.7%	37.9%	49.5%	36.1%
02/07/11	Berkshire Hathaway	Wesco Financial	81.1%	100.0%	352.66	385.00	554.0	2	1.06	9.2%	18.6%	12.7%	(5.4%)
09/18/09	Fairfax Financial Holdings	Odyssey Re	72.6%	100.0%	58.00	65.00	1,060.3	5	1.25	12.1%	29.7%	39.6%	19.7%
01/13/08	Fairfax Financial Holdings	Northbridge Financial Corp.	63.1%	100.0%	36.00	39.00	668.0	3	1.31	8.3%	28.9%	37.0%	5.4%
08/06/08	Nationwide Mutual	Nationwide Financial Services	66.5%	100.0%	47.20	52.25	2,478.9	8	1.47	10.7%	38.0%	18.9%	(19.1%)
11/04/07	Alfa Mutual	Alfa Corp	54.1%	100.0%	17.60	22.00	856.4	9	2.04	25.0%	44.7%	29.8%	10.8%
05/17/07	American Financial Group Inc	Great American Financial	81.0%	100.0%	23.50	24.50	235.6	3	1.05	4.3%	13.2%	11.8%	2.3%
05/15/07	AIG	21st Century Insurance Co	60.7%	100.0%	19.75	22.00	811.1	6	2.08	11.4%	32.6%	24.9%	22.6%
							High	**9**	**2.08x**	**25.0%**	**44.7%**	**49.5%**	**36.1%**
							Mean	**5**	**1.41**	**11.0%**	**29.7%**	**27.5%**	**9.3%**
							Median	**5**	**1.28**	**9.9%**	**31.2%**	**27.4%**	**9.7%**
							Low	**1**	**0.92**	**0.0%**	**10.0%**	**11.8%**	**(19.1%)**
	SIGNAL	**ECHO**	**54.3%**	**100.0%**	**$30.00**	**$36.00**	**$371.2**	**7**	**1.27x (2)**	**20.0%**	**50.1%**	**51.2%**	**15.9%**

Note: Includes U.S. insurance minority buy-in transactions since January 1, 2007; transaction consideration consisted of 100% cash in all transactions.
(1) Calculated based on unaffected closing stock price.
(2) Based on preliminary 3/31/19 GAAP Shareholders Equity and Book Value Per Share provided by ECHO management.
Source: S&P Global Market Intelligence, company filings.

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Summary of Premiums to Market

	Financial Services Transactions Since 1/1/12 [(1)]	Insurance Underwriter Transactions Since 1/1/12 [(2)]	Property & Casualty Transactions Since 1/1/12 [(2)]
Number of Applicable Transactions	626	35	20
Closing Price 1-Day Prior			
Mean	35.5%	39.3%	26.3%
75th Percentile	48.5%	43.0%	40.5%
50th Percentile	25.1%	31.6%	31.0%
25th Percentile	11.3%	13.9%	12.7%
ECHO (11/15/2018)	**50.1%**	**50.1%**	**50.1%**
Closing Price 1-Week Prior			
Mean	35.8%	38.1%	23.9%
75th Percentile	47.9%	40.9%	34.8%
50th Percentile	25.9%	30.3%	29.1%
25th Percentile	12.6%	20.0%	9.2%
ECHO (11/08/2018)	**42.9%**	**42.9%**	**42.9%**
Closing Price 1-Month Prior			
Mean	37.4%	39.2%	25.9%
75th Percentile	50.3%	45.0%	41.4%
50th Percentile	29.5%	32.1%	28.6%
25th Percentile	14.1%	16.0%	13.7%
ECHO (10/16/2018)	**51.2%**	**51.2%**	**51.2%**

(1) Financial services transactions include Asset Managers, Banks, Broker-Dealers, Financial Technology, Insurance Brokers, Insurance Underwriters, Investment Companies, Real Estate, Savings Banks/Thrifts/Mutuals and Specialty Lenders transactions involving targets headquartered in the US or Bermuda.

(2) Insurance transactions adjusted to reflect premium to price one day prior to initial rumor of potential transaction involving target, where applicable.

Note: Includes publicly reported transactions with premium data available from 1/1/2012 to 4/29/2019 involving targets headquartered in the United States and Bermuda.

Source: S&P Global Market Intelligence, FactSet.

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III. Overview of Acquirer (SIGNAL)

SIGNAL Statutory Financial Summary

($ in millions)

	At and For the Years Ended December 31, 2014	2015	2016	2017	2018	'14-'18 CAGR/ Avg.
Direct Premiums Written	$1,027.4	$1,086.3	$1,134.8	$1,225.4	$1,270.2	5.4%
Net Reinsurance Premiums	(125.2)	(140.3)	(11.8)	(52.5)	(49.3)	NM
Net Premiums Written	$902.2	$946.0	$1,123.0	$1,172.9	$1,220.9	7.9%
Change in Unearned Premiums	23.4	15.0	59.1	41.4	35.2	10.8%
Net Premiums Earned	**$878.8**	**$930.9**	**$1,063.8**	**$1,131.5**	**$1,185.8**	**7.8%**
Net Loss and LAE	614.7	611.3	693.5	788.9	788.9	6.4%
Net Underwriting Expenses	270.4	295.2	341.8	365.8	391.0	9.7%
Net Underwriting Gain (Loss)	($6.3)	$24.4	$28.5	($23.2)	$5.8	NM
Net Investment Income	50.2	53.4	52.8	72.3	83.7	13.7%
Net Realized Capital Gains (Losses)	15.3	10.6	20.0	23.0	1.9	NM
Other Income	(16.4)	(19.6)	(21.5)	(24.5)	(24.5)	10.6%
Pre-tax Income	$42.7	$68.8	$79.8	$47.6	$67.0	11.9%
Income Tax	(2.7)	7.4	13.8	(11.7)	1.8	NM
Net Income	**$45.4**	**$61.4**	**$65.9**	**$59.3**	**$65.2**	9.4%
Pre-tax Operating Income	$27.4	$58.2	$59.8	$24.6	$65.1	24.1%
Net Operating Income	**$30.2**	**$50.8**	**$46.0**	**$36.3**	**$63.2**	**20.3%**
Calendar Year Loss and LAE Ratio	69.9%	65.7%	65.2%	69.7%	66.5%	67.4%
Expense Ratio	30.0%	31.2%	30.4%	31.2%	32.0%	31.0%
Combined Ratio	99.9%	96.9%	95.6%	100.9%	98.6%	98.4%
Statutory Balance Sheet Data						
Total Cash & Investments	$2,118.1	$2,202.7	$2,488.1	$2,644.5	$2,666.2	5.9%
Total Assets	2,721.4	2,890.6	3,198.0	3,404.4	3,456.8	6.2%
Total Loss & LAE Reserves	943.7	989.7	1,123.2	1,192.2	1,230.7	6.9%
Total Liabilities	1,506.4	1,614.3	1,819.4	1,967.8	2,023.1	7.7%
Capital & Surplus	1,215.0	1,276.3	1,378.6	1,436.6	1,433.7	4.2%

A.M. BEST FINANCIAL STRENGTH RATING: "A" (Excellent) - Outlook Stable

Sources: S&P Global Market Intelligence.

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